                                                       Rule No. 424(b)(1)
                                                       Registration No. 33-61521
PROSPECTUS

                                175,000 SHARES

                              H.J. HEINZ COMPANY

                                 COMMON STOCK

                               ----------------

  All of the shares of common stock, par value $.25 per share ("Common Stock"), of H.J. Heinz Company (the "Company") offered hereby (the "Offering") may be sold from time to time by AT&T Investment Management Corp. (the "Selling Shareholder") in transactions on the New York Stock Exchange, the Pacific Stock Exchange or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions or otherwise. See "Plan of Distribution." The aggregate proceeds to the Selling Shareholder from the sale of the Common Stock offered hereby will be the purchase price thereof, less the aggregate brokerage commissions, agent's discount or underwriter's discount, if any, and the expenses of distribution not borne by the Company. The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. All expenses incurred in connection with this Offering, estimated at $24,595, will be borne by the Company, other than any commissions or discounts paid or allowed by the Selling Shareholder to underwriters, dealers, brokers or agents.

  All of the shares of Common Stock offered hereby have been "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), prior to their registration under the registration statement of which this Prospectus is a part. An affiliate of the Company sold a total of 175,000 shares of Common Stock to the Selling Shareholder in a private transaction in May 1995, all of which are being registered. See "Selling Shareholder."

  The Common Stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "HNZ." On August 21, 1995, the last reported sales price of the Common Stock on the New York Stock Exchange was $42 3/8 per share.

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THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------


                THE DATE OF THIS PROSPECTUS IS AUGUST 21, 1995
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                             AVAILABLE INFORMATION

  H.J. Heinz Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy materials and other information concerning the Company and the Registration Statement (as defined below) can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 or 233 South Beaudry Avenue, Los Angeles, California 90012, on which exchanges the Company's Common Stock, par value $.25 per share (the "Common Stock"), is listed.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") (which term encompasses any amendments thereto) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement including the exhibits filed as a part thereof or otherwise incorporated therein. Statements made in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the fiscal year ended May 3, 1995 filed with the Commission (File No. 1-3385) pursuant to the Exchange Act, the Company's Current Report on Form 8-K dated March 29, 1995, as amended by the Company's Form 8-K/A dated May 30, 1995, the Company's Current Report on Form 8-K dated July 7, 1995, and the description of the Company's Common Stock contained in its Registration Statement on Form 10 filed in 1945 with the Commission pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, are incorporated herein by reference.

  All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus has been delivered, upon written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to the Corporate Affairs Department, H.J. Heinz Company, P.O. Box 57, Pittsburgh, Pennsylvania 15230-0057; telephone number (412) 456-6000.

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

                                  THE COMPANY

  H.J. Heinz Company was incorporated in Pennsylvania on July 27, 1900. In 1905, it succeeded to the business of a partnership operating under the same name which had developed from a food business founded in 1869 at Sharpsburg, Pennsylvania by Henry J. Heinz. H.J. Heinz Company and its consolidated subsidiaries (collectively, the "Company") manufacture and market an extensive line of processed food products throughout the world. The Company's products include ketchup, tuna and other seafood products, baby food, frozen potato products, pet food, lower-calorie products (frozen entrees, frozen desserts, frozen breakfasts, dairy and other products), soup (canned and frozen), sauces/pastes, condiments and pickles, beans, coated products, pasta, bakery products, chicken, frozen pizza and pizza components, full calorie frozen dinners and entrees, vegetables (frozen and canned), ice cream and ice cream novelties, edible oils, vinegar, margarine/shortening, juices and other processed food products. The Company operates principally in one segment of business--processed food products--which represents more than 90% of consolidated sales. The Company also operates and franchises weight control classes and operates other related programs and activities.

  The Company's executive offices are located at 600 Grant Street, Pittsburgh, Pennsylvania 15219. Its telephone number is (412) 456-5700.

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

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby, and none of such proceeds will be available for use by the Company or otherwise for the Company's benefit.

                              SELLING SHAREHOLDER

  The 175,000 shares of Common Stock offered hereby are being registered pursuant to a Registration Rights Agreement, dated as of May 2, 1995, entered into by the Company and AT&T Investment Management Corp. (the "Selling Shareholder") in connection with the sale by the Company to the Selling Shareholder of 175,000 shares of Common Stock under a Stock Purchase Agreement, dated as of May 2, 1995, between the Company and the Selling Shareholder. The 175,000 shares of Heinz Common Stock owned of record by the Selling Shareholder were purchased and are held by it for the account and benefit of the AT&T Master Pension Trust. The Selling Shareholder has advised the Company that (i) investment advisers/managers also hold shares of Heinz Common Stock for the account and benefit of the AT&T Master Pension Trust, and
(ii) the aggregate number of all such shares of Common Stock so held at June 30, 1995 (the latest date for which there is available information) was 924,518 (including the 175,000 shares held by the Selling Shareholder). All such shares together constitute less than one-half of one percent (0.5%) of the outstanding Common Stock of the Company.

                             PLAN OF DISTRIBUTION

  The Selling Shareholder has advised the Company that it may from time to time offer and sell the shares of Common Stock offered hereby on the New York Stock Exchange (the "NYSE"), the Pacific Stock Exchange (the "PSE"), in privately negotiated transactions or otherwise at prices prevailing in such market or as may be negotiated at the time of sale. Such shares may also be publicly offered through agents, underwriters or dealers, in which event the Selling Shareholder may enter into agreements with respect to such offering. In effecting sales, brokers and dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive usual and customary commissions or discounts from the Selling Shareholder in amounts to be negotiated (and, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser). Brokers or dealers may agree with the Selling Shareholder to sell a specified number of shares at a stipulated price per share and, to the extent such a broker or dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Brokers or dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other brokers or dealers, including transactions of the nature described above) on the NYSE, the PSE, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices or otherwise, and in connection with such resales may pay or receive from the purchasers of such shares commissions as described above.

  All expenses incurred in connection with the registration of the shares offered hereby, estimated at $24,595, will be borne by the Company, except that any brokerage commissions or discounts paid or allowed by the Selling Shareholder to brokers, agents, underwriters or dealers shall be payable by the Selling Shareholder. In connection with any sales, the Selling Shareholder and any broker participating in such sales may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts or commissions.

                             CONCURRENT OFFERINGS

  Concurrently with the Offering being made by this Prospectus, public offerings of an aggregate of 12,750,000 shares of the Company's Common Stock are being made in the United States and Canada and outside

                                       4
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the United States and Canada on behalf of the Howard Heinz Endowment, Vira I.
Heinz Endowment, H. John Heinz III Revocable Trust No. 1, Heinz Family Foundation, H. John Heinz III Descendants' Trust (No. 1), H.J. Heinz II Family Trust and H.J. Heinz II Charitable and Family Trust, through an underwriting syndicate co-managed by Dillon, Read & Co. Inc., Lazard Freres & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated in the United States and Canada and certain of their affiliates abroad. Incident to such offerings, the U.S. Underwriters have been granted an option to purchase up to an additional 1,912,500 shares of Common Stock from such selling shareholders to cover over-allotments, if any.

                                 LEGAL MATTERS

  The validity of the Common Stock will be passed upon by Lawrence J. McCabe, Senior Vice President-General Counsel of the Company. Mr. McCabe beneficially owns shares of the Company's Common Stock and holds options to purchase additional shares of Common Stock. Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, has acted as special counsel to the Company in connection with this Offering.

                                    EXPERTS

  The consolidated financial statements of the Company as of May 3, 1995 and April 27, 1994 and for each of the three years in the period ended May 3, 1995 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended May 3, 1995 have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing. The combined financial statements of The Quaker Oats Company's North American Pet Food Business for the fiscal year ended June 30, 1994 included in the Company's Form 8-K/A dated May 30, 1995, amending the Company's Current Report on Form 8-K dated March 29, 1995, have been incorporated by reference in this Prospectus and have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESEN-
TATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THE PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLD-ER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER
TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLIC-ITATION IS UNLAWFUL.

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                               TABLE OF CONTENTS

                                                                            PAGE
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
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Use of Proceeds............................................................   4
Selling Shareholder........................................................   4
Plan of Distribution.......................................................   4
Concurrent Offerings.......................................................   4
Legal Matters..............................................................   5
Experts....................................................................   5

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                                 175,000 SHARES

                               H.J. HEINZ COMPANY

                                  COMMON STOCK



                               ----------------

                                   PROSPECTUS

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                                AUGUST 21, 1995


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